Exhibit (a)(4)
OFFER TO PURCHASE FOR CASH
the Foreign Invested Shares, par value RMB1.00 per share (“Jilin H Shares”)
represented by American Depositary Shares
of
JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
at
HK$280.00 in Cash per the 100 Jilin H Shares
represented by each American Depositary Share
Pursuant to the Composite Offer and Response Document
dated November 16, 2005 (the “Composite Document”)
of
PETROCHINA COMPANY LIMITED
UNLESS THE OFFER (THE “H SHARE OFFER”) HAS PREVIOUSLY BECOME OR BEEN DECLARED UNCONDITIONAL, REVISED OR EXTENDED, THE INITIAL OFFER PERIOD (AS DEFINED IN THE COMPOSITE DOCUMENT) WILL EXPIRE AT 4:00 P.M. (HONG KONG TIME) ON FRIDAY, JANUARY 6, 2006 (THE “FIRST CLOSING DATE”). BECAUSE OF THE TIME DIFFERENCE BETWEEN HONG KONG AND NEW YORK CITY, UNLESS THE H SHARE OFFER HAS PREVIOUSLY BECOME OR BEEN DECLARED UNCONDITIONAL, REVISED OR EXTENDED, ACCEPTANCES OF THE H SHARE OFFER BY HOLDERS OF AMERICAN DEPOSITARY SHARES OF JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED (“JILIN”), EACH REPRESENTING 100 JILIN H SHARES (“JILIN ADSs”), MUST BE RECEIVED BY THE US TENDER AGENT BY NOT LATER THAN 5:00 P.M. (NEW YORK CITY TIME) ON THURSDAY, JANUARY 5, 2006 (THE “ADS ACCEPTANCE DEADLINE”).
HOLDERS OF JILIN ADSs MAY WITHDRAW AN ACCEPTANCE OF THE H SHARE OFFER AT ANY TIME ON OR PRIOR TO THE FIRST CLOSING DATE OR, IF THE H SHARE OFFER HAS BEEN EXTENDED, AT ANY TIME PRIOR TO THE EXPIRATION OF SUCH EXTENDED PERIOD. THE EARLIEST DATE ON WHICH THE H SHARE OFFER COULD BECOME OR BE DECLARED UNCONDITIONAL IS THE DATE OF THE H SHARE CLASS MEETING (AS DEFINED IN THE COMPOSITE DOCUMENT), WHICH IS SCHEDULED FOR SATURDAY, DECEMBER 31, 2005. IF THE H SHARE OFFER BECOMES OR IS DECLARED UNCONDITIONAL AFTER THE H SHARE CLASS MEETING BUT BEFORE THE FIRST CLOSING DATE OR, IF THE H SHARE OFFER HAS BEEN EXTENDED, BEFORE THE EXPIRATION OF SUCH EXTENDED PERIOD, THEN, SUBJECT TO THE RECEIPT OF ANY NECESSARY RELIEF FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), THE RIGHT OF JILIN ADS HOLDERS TO WITHDRAW ACCEPTANCES OF THE H SHARE OFFER WILL TERMINATE FROM AND AFTER THE TIME THE H SHARE OFFER BECOMES OR IS DECLARED UNCONDITIONAL. PETROCHINA INTENDS TO SEEK ANY NECESSARY RELIEF FROM THE SEC TO PERMIT TERMINATION OF THE WITHDRAWAL RIGHTS OF JILIN ADS HOLDERS FROM AND AFTER THE TIME THE H SHARE OFFER BECOMES OR IS DECLARED UNCONDITIONAL.
AT THE CONCLUSION OF THE INITIAL OFFER PERIOD (INCLUDING ANY EXTENSION THEREOF), IF ALL CONDITIONS OF THE H SHARE OFFER HAVE BEEN SATISFIED OR, WHERE PERMITTED, WAIVED, THE H SHARE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF 28 CALENDAR DAYS (THE “SUBSEQUENT OFFER PERIOD”). HOLDERS OF JILIN ADSs WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE H SHARE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.
November 16, 2005
To Our Clients:
      Enclosed for your consideration are the Composite Offer and Response Document Relating to the H Share Offer, dated November 16, 2005 (the “Composite Document”) and a related Letter of Transmittal, dated November 16, 2005 (the “Letter of Transmittal” which, together with the Composite Document and any amendments or supplements hereto or thereto, collectively constitute the “H Share Offer”) in connection with the offer by PetroChina Company Limited, a corporation organized under the laws of the People’s Republic of China (“Purchaser”), to purchase the listed foreign invested shares, par value RMB1.00 per share (the “Jilin H Shares”) represented by the above described American Depositary Shares (“Jilin ADSs”) of Jilin Chemical Industrial Company Limited, a corporation organized under the laws of the People’s Republic of China, for HK$280.00 per the 100 Jilin H Shares represented by each Jilin ADS, to the seller in cash, upon the terms and subject to the conditions set forth in the H Share Offer. In this letter, the expression “Jilin ADS(s)” shall, except where the context otherwise requires, be deemed to include, without limitation, the Jilin H Shares represented thereby.
      We are (or our nominee is) the holder of record of Jilin ADSs held for your account. A tender of such Jilin ADSs can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Jilin H Shares represented by Jilin ADSs held by us for your account.
      We request instructions as to whether you wish to have us tender on your behalf any or all Jilin ADSs held by us for your account, upon the terms and subject to the conditions set forth in the H Share Offer. Your attention is invited to the following:

1. The tender price is HK$280.00 per the 100 Jilin H Shares represented by each Jilin ADS, to you in cash.

2. The H Share Offer is being made for all outstanding Jilin H Shares, including all Jilin H Shares represented by Jilin ADSs.

3. Unless the H Share Offer has previously become or been declared unconditional, revised or extended, the Initial Offer Period (as defined in the Composite Document) will expire at 4:00 P.M. (Hong Kong time) on Friday, January 6, 2006 (the “First Closing Date”). Because of the time difference between Hong Kong and New York City, unless the H Share Offer has previously become or been declared unconditional, revised or extended, acceptances of the H Share Offer by holders of Jilin ADSs must be received by the US Tender Agent by not later than 5:00 P.M. (New York City time) on Thursday, January 5, 2006.

4. Holders of Jilin ADS may withdraw an acceptance of the H Share Offer at any time on or prior to the First Closing Date or, if the H Share Offer has been extended, at any time prior to the expiration of such extended period. The earliest date on which the H Share Offer could become or be declared unconditional is the date of the H Share Class Meeting (as defined in the Composite Document), which is scheduled for Saturday, December 31, 2005. If the H Share Offer becomes or is declared unconditional after the H Share Class Meeting but before the First Closing Date or, if the H Share Offer has been extended, before the expiration of such extended period, then, subject to the receipt of any necessary relief from the U.S. Securities and Exchange Commission (the “SEC”), the right of Jilin ADS Holders to withdraw acceptances of the H Share Offer will terminate from and after the time the H Share Offer becomes or is declared unconditional. PetroChina intends to seek any necessary relief from the SEC to permit termination of the withdrawal rights of Jilin ADS holders from and after the time the H Share Offer becomes or is declared unconditional.

5. At the conclusion of the Initial Offer Period (including any extension thereof), if all conditions of the H Share Offer have been satisfied or, where permitted, waived, the H Share Offer will be extended for a subsequent offer period of 28 calendar days (the “Subsequent Offer Period”). Holders of Jilin ADSs will have the right to withdraw their acceptances of the H Share Offer during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period.

6. Tendering holders of Jilin ADSs will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Jilin ADSs by Purchaser pursuant to the Offer.

Purchaser will pay any fees charged by The Bank of New York, as depositary for the Jilin ADSs, resulting from the cancellation of the Jilin ADSs in connection with the US Tender Agent’s delivery to Purchaser of Jilin H Shares represented by Jilin ADSs.

Hong Kong stamp duty at a rate of HK$1.00 for every HK$1,000 (or part of HK$1,000) of the consideration payable will be deducted from the amount payable to the holders of Jilin H Shares, including holders of Jilin ADSs, who accept the H Share Offer.

7. Purchaser will be delivering Hong Kong dollars to the US Tender Agent for the Jilin H Shares represented by Jilin ADSs that are purchased by Purchaser. The US Tender Agent will convert said Hong Kong dollars into US dollars on the open spot market on or about the date such Hong Kong dollars are received by the US Tender Agent from the Purchaser. The actual amount of US dollars received will depend upon the relevant exchange rate prevailing on the day funds are converted by the US Tender Agent.

      Please carefully read the Composite Document and the Letter or Transmittal in their entirety before completing the enclosed instructions.
      The H Share Offer is subject to the following conditions:

(i) the passing of a resolution approving the voluntary withdrawal of the listing of Jilin H Shares and the Jilin ADSs from the Hong Kong Stock Exchange and the New York Stock Exchange, respectively, at a special class meeting of the holders of the Jilin H Shares to be convened for this purpose by the holders of Jilin H Shares, other than the Purchaser and persons acting in concert with the Purchaser, subject to:

(a) approval by at least 75% of the votes attaching to the Jilin H Shares held by persons other than the Purchaser and persons acting in concert with the Purchaser (“Disinterested Shares”) that are cast either in person or by proxy; and

(b) the number of votes cast against the resolution being not more than 10% of the votes attaching to all Disinterested Shares; and

(ii) minimum valid acceptances of the H Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on January 6, 2006 (or such later time(s) and/or date(s) as Purchaser may, subject to the rules of the Takeovers Code and the Exchange Act, decide), in respect of not less than 66 2/3% in nominal value of the Jilin H Shares, including the Jilin H Shares represented by the Jilin ADSs, carrying voting rights then exercisable at a general meeting of the Jilin H Shareholders.
      The H Share Offer is being made solely by the Composite Document and the related Letter of Transmittal and is being made to holders of Jilin H Shares, including Jilin H Shares represented by Jilin ADSs. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
      If you wish to have us tender any or all of your Jilin ADSs, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Jilin ADSs, all such Jilin ADSs will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the H Share Offer.
      The H Share Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Jilin ADSs in any jurisdiction in which the making or acceptance of the H Share Offer would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the H Share Offer in any such jurisdiction and extend the H Share Offer to holders of Jilin ADSs in such jurisdiction.

Instructions with Respect to the Cash Offer
for all Foreign Invested Shares, par value RMB1.00 per share
(“Jilin H Shares”),
represented by American Depositary Shares of
JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
by
PETROCHINA COMPANY LIMITED
         The undersigned acknowledge(s) receipt of your letter and the enclosed Composite Offer and Response Document Relating to the H Share Offer, dated November 16, 2005, and the related Letter of Transmittal (which, together with the Composite Offer and Response Document and any amendments or supplements thereto, collectively constitute the “H Share Offer”) in connection with the offer by PetroChina Company Limited, a corporation organized under the laws of the People’s Republic of China, to purchase the listed foreign invested shares, par value RMB1.00 per share (the “Jilin H Shares”) represented by the above described American Depositary Shares (“Jilin ADSs”) of Jilin Chemical Industrial Company Limited, a corporation organized under the laws of the People’s Republic of China, evidenced by American Depositary Receipts, for HK$280.00 per the 100 Jilin H Shares represented by each outstanding Jilin ADS, to the seller in cash, upon the terms and subject to the conditions set forth in the H Share Offer.
      This will instruct you to tender the number of Jilin ADSs indicated below (or, if no number is indicated below, all Jilin ADSs) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the H Share Offer.
Dated:                     , 200

SIGN HERE

Number of Jilin ADSs To Be Tendered: Jilin ADSs[1]	Signature(s) Please type or print names(s) Please type or print address Area Code and Telephone Number Taxpayer Identification or Social Security Number

[1]	Unless otherwise indicated, it will be assumed that all Jilin ADSs held by us for your account are to be tendered.